Exhibit (a)(1)(J)
SUPPLEMENT
TO
U.S. OFFER TO PURCHASE FOR CASH
Up to 7,608,631,104 of the Outstanding Shares of Common Stock (including Common Stock represented by American Depositary Shares, each representing 50 shares of Common Stock)
of
ENEL AMÉRICAS S.A.
at a Purchase Price of
Ch$140 Per Share of Common Stock (payable in U.S. dollars)
and
Ch$7,000 Per American Depositary Share (payable in U.S. dollars)
by
ENEL S.p.A.

THIS U.S. OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 13, 2021 OR SUCH LATER TIME AND DATE TO WHICH THE U.S. OFFER IS EXTENDED AND IS INTENDED TO COINCIDE WITH THE EXPIRATION OF THE CONCURRENT CHILEAN OFFER (AS DEFINED BELOW).

The following information in this Supplement to U.S. Offer to Purchase (this “Supplement”) amends and supplements the U.S. Offer to Purchase dated March 15, 2021, (the “Offer to Purchase”) of Enel S.p.A an Italian societá per azioni (“Enel”), to purchase up to a total of 7,608,631,104 of the outstanding shares of common stock, without par value (such shares, the “Shares”), of Enel Américas, (including Shares represented by ADSs), which represents 10% of the outstanding capital stock of Enel Américas as of the date hereof, from all holders of Shares who are U.S. Persons (as defined the Offer to Purchase) and all holders of ADSs held anywhere, at a purchase price of Ch$140 per Share in cash and Ch$7,000 per ADS in cash, without interest, in each case payable in U.S. dollars, and less applicable withholding taxes and distribution fees (the “Offer Price”). The offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase, incorporated herein by reference, and the related Form of Acceptance and the ADS Letter of Transmittal (which together, as they may be amended or supplemented from time to time, including by this Supplement, constitute the “U.S. Offer”).
Through a concurrent offer in Chile, Enel is offering to purchase up to 7,608,631,104 of the outstanding Shares held anywhere (including Shares held by U.S. Persons) (the “Chilean Offer”), at the purchase price of Ch$140 in cash for each Share. In no event will Enel purchase more than 7,608,631,104 Shares (including Shares represented by ADSs) in total in the U.S. Offer and the Chilean Offer combined (collectively, the “Offers”). If more than 7,608,631,104 Shares (including Shares represented by ADSs) are tendered in the Offers, Shares and ADSs properly and timely tendered in the Offers and not properly withdrawn will be subject to proration as described in the Offer to Purchase. The Offers are conditioned upon certain events described in the Offer to Purchase, as amended.
The U.S. Offer and the Chilean Offer are being conducted concurrently and, in all material respects, have the same terms and are subject to the same conditions; however, participants in the Chilean Offer (including U.S. Persons), may not be granted the protection of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”), any state securities commission, the Chilean Comisión para el Mercado Financiero (“CMF”) or the securities regulatory authorities of any other jurisdiction, nor has the SEC, any state securities commission, the CMF or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.
The date of this Supplement to the U.S. Offer to Purchase is March 25, 2021.

To U.S. Holders of Shares of Common Stock and Holders of American Depositary Shares of
Enel Américas S.A.:
INTRODUCTION
The following information in this Supplement amends and supplements the U.S. Offer to Purchase dated March 15, 2021, (the “Offer to Purchase”) of Enel S.p.A., an Italian societá per azioni (“Enel”),to purchase up to a total of 7,608,631,104 of the outstanding shares of common stock (the “Shares”) of Enel Américas S.A. (“Enel Américas”), including Shares represented by American Depositary Shares of Enel Américas (the “ADSs” and, together with the Shares, the “Securities”), which represents 10% of the outstanding capital stock of Enel Américas as of the date hereof, from all holders of Shares resident in the United States and all holders of ADSs wherever located for cash at a purchase price of Ch$140 per Share and Ch$7,000 per ADS, in each case payable in U.S. dollars, without interest, and less applicable withholding taxes and distribution fees, upon the terms and subject to certain conditions described in the Offer to Purchase and in the related form of acceptance and letter of transmittal (which together, as they may be amended or supplemented from time to time, including by this Supplement, constitute the “U.S. Offer”).
Through a concurrent offer in Chile, Enel is offering to purchase up to 7,608,631,104 of the outstanding Shares held anywhere (including Shares held by U.S. Persons) (the “Chilean Offer”), at the purchase price of Ch$140 in cash for each Share. In no event will Enel purchase more than 7,608,631,104 Shares (including Shares represented by ADSs) in total in the U.S. Offer and the Chilean Offer combined (collectively, the “Offers”). If more than 7,608,631,104 Shares (including Shares represented by ADSs) are tendered in the Offers, Shares and ADSs properly and timely tendered in the Offers and not properly withdrawn will be subject to proration as described in the Offer to Purchase. The Offers are conditioned upon certain events described in the Offer to Purchase, as amended.
Capitalized terms used in this Supplement and not defined herein have the meanings set forth in the Offer to Purchase.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or ADSs pursuant to the U.S. Offer. You should rely only on the information contained in the Offer to Purchase, the related Form of Acceptance and the related ADS Letter of Transmittal to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the U.S. Offer other than those contained in the Offer to Purchase, the related Form of Acceptance or the related ADS Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the U.S. Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, Computershare Trust Company, N.A., as U.S. tender agent of Enel for the Shares in the U.S. Offer, Citibank, N.A., as tender agent of Enel for the ADSs in the U.S. Offer, or Georgeson LLC, as information agent for the U.S. Offer. You should not assume that the information provided in the U.S. Offer or the Offer to Purchase is accurate as of any date other than the date of the Offer to Purchase.
Subject to applicable law (including Rule 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of the Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in the Offer to Purchase is correct as of any time after the date of the Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of Enel or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference.

1.
The following sections of the Offer to Purchase are amended to amend and restate the conditions to the Offers to include certain amendments made to the Chilean Offer conditions in response to comments received from the Chilean Financial Market Commission (Comisión para el Mercado Financiero), or the CMF:

Cover Page: Second Paragraph
Questions and Answers: What is the background and purpose of the Offers?
Questions and Answers: What are the most significant conditions to the U.S. Offer?
Section 2. Purpose and Reasons for the Offers.
Section 12. Conditions of the U.S. Offer
The descriptions of the conditions of the Offers, the U.S. Offer and the Chilean Offer, as applicable, in these sections of the Offer to Purchase are hereby amended and restated in their entirety as follows:
•
the effectiveness of the Mergers and the Bylaw Amendment to remove the share ownership limitation of 65% by any single shareholder set forth under Title XII of DL 3,500 (which, among other conditions, are dependent upon the receipt of all required approvals and certifications from the National Superintendencey of Customs and Tax Administration (Superintendencia Nacional de Aduanas y de Administración Tributaria) in Peru (“SUNAT”), which was received from SUNAT on March 4, 2021, resulting in all conditions to the Merger and the Bylaw Amendment being satisfied and the Merger and Bylaw Amendment becoming effective on April 1, 2021); and

•
the absence of any pending judgment, resolution, demand, action or process, whether judicial or administrative, which causes any of the following consequences: (1) prohibit or prevent the implementation of the Offers; (2) prohibit or prevent Enel from acquiring shares of Enel Américas, including any prohibition with respect to the Merger and/or the amendment of Enel Américas’ bylaws or (3) prohibit or prevent Enel’s effective exercise of all property rights over the Enel Américas shares, including the right to vote such shares, and in general any other action by a court, department or other competent authority resulting in any of the effects listed in clauses (1)-(3) above.

2.
Annex B: English Translation of Procedure for Accepting the Chilean Offer is amended and restated in its entirety as attached as Annex B to this Supplement.

ANNEX B: ENGLISH TRANSLATION OF PROCEDURE FOR ACCEPTING THE
CHILEAN OFFER
State of the Offered Shares
The accepted shares shall be registered in the name of the acceptor or its broker in the Shareholders Registry of the Company, duly subscribed and paid for and free of encumbrances, prohibitions, liens, litigation, injunctions, conditions precedent or subsequent, preferential rights of third parties, any in rem or personal right in interest of third parties contrary to the Offeror rights and, in general, of any other circumstances which may limit or hinder their free assignment, transfer or domain (the “Encumbrances”).
Formalities for the Acceptance of the Offer and Necessary Documents
Those shareholders of Enel Américas accepting the Chilean Offer shall indicate the same only during the valid term, via a written sale order, subject to the terms and conditions of the Chilean Offer, which such shareholder must deliver directly to the Offer Administrator at its offices located at Avenida Costanera Sur No. 2730, 23rd Floor, Las Condes, Santiago, Chile at the times indicated in the Chilean Prospectus or at the offices of any other participating broker, from Monday to Friday, within the Stock Market Opening and Closing Hours.
The shareholder delivering his or her written acceptance of the Chilean Offer shall simultaneously execute a custodian transfer for the totality of the shares subject to the Chilean Offer that such shareholder is willing to sell, in favor of the Offer Administrator, or in favor of the facilitating broker, as applicable, who shall make the necessary arrangements to take into custody the shares subject to the Chilean Offer and, in the case of brokers other than the Offer Administrator, deliver them to the Office Administrator in the terms of the Chilean Offer.
Likewise, each shareholder shall deliver to the Offer Administrator, or to the relevant participating broker, the following documents:
(i)   Original título(s), or share certificates, for the tendered Shares of Enel Américas in their possession, or a certificate issued by the Share Department of the Company (which is administered by DCV Registros S.A. (“DCV Registros”), located at Avenida Los Conquistadores 1730, 24th Floor, Providencia, Santiago, Chile, telephone (+56-22393-9000)), certifying that the título(s), or share certificates, have not been issued or that they are deposited with the Depósito Central de Valores S.A., Securities Depositary;
(ii)   A certificate issued by the Share Department of the Company (which is administered by DCV Registros S.A. (“DCV Registros”), located at Avenida Los Conquistadores 1730, 24th Floor, Providencia, Santiago, Chile, telephone (+56-22393-9000)), issued no later than 10 days from the date of delivery to the Offer Administrator or the relevant participating broker certifying that in its records the shares are not affected by any Encumbrance and therefore the shares may be registered under the name of the Offer Administrator or the relevant participating broker;
(iii)   A copy of both sides of the identity card of the shareholder or its representative, or of the legal representative of the shareholder if the shareholder is a legal entity, which original shall be provided at the moment of executing the acceptance. The copy must be certified as a true copy by a public notary or checked by the Office Administrator or the corresponding participating broker;
(iv)   Original or authorized copy of the valid power of attorney with which the representatives act on behalf of the shareholders, which shall contain sufficient representative authority, granted or authorized by a notary public; and
(v)   Authorized copy of all the legal documents of the shareholders which are legal entities, including its formation documents and amendments thereto, and existing authorizations and other pertinent resolutions, as well as an authorized copy all the documents evidencing the legal capacity of its representatives, dated no more than 60 days from the date of delivery.

B-1

Additionally, the acceptor shall complete and sign a client form (pursuant to Section II.1 of General Rule No. 380 of the CMF), if that shareholder has not signed one before with the Offer Administrator or the respective participating broker, in accordance with the relevant CMF regulations.
The documents required for shareholders to accept the Chilean Offer will be delivered to the Share Department of the Company (administered by DCV Registros) for registration of the shares sold in the Chilean Offer under the name of the Offer Administrator.
If a transfer of shares is objected to for any legal reason for failure to comply with the terms and conditions of the Chilean Offer, and the objection is not remedied within the term of the Chilean Offer, the respective acceptance will be automatically cancelled and deemed as never made. In such cases, the Offer Administrator or the respective participating broker shall immediately return to the shareholder the share certificates and any other documents delivered, and those shareholders shall not be entitled to any kind of indemnification, payment or reimbursement, nor shall the same imply an obligation or responsibility of Enel, its proxies, agents, advisors, or representatives.
Participating brokers other than the Offer Administrator shall take into their respective custody the relevant shares and, as the case may be, shall formulate one or more acceptances to the Offer Administrator, in the terms indicated in this section, which shall be delivered jointly with the other documents identified herein. It is the responsibility of each participating broker to verify the existence and accuracy of the documents mentioned in this section, with respect to its customers.
The administrators of pension funds and mutual funds, for the funds administered by them, as well as the other institutional investors who are required to maintain their investments in their name until the sale of the same, who decide to participate in the Chilean Offer hereunder, shall be governed by the procedures and mechanisms provided in the applicable regulations and shall deliver the acceptance of the Chilean Offer to the Offer Administrator’s office, during the valid term of the Chilean Offer or its extension, it not being necessary for them to deliver a share transfer nor the delivery of titles mentioned in number (i) above. In any event, such documents shall be delivered jointly to the Offer Administrator with the payment of the corresponding institutional investor of the price for the shares sold in this process.
The Offeror shall not pay any broker, dealer, agent, custodian or representative other than the Offer Administrator any commissions for sale orders received by the shareholders.
Return of Shares
In the event that the Chilean Offer expires by reason of the occurrence of a Ground for Expiration to which the Chilean Offer is subject, the shares tendered under the Chilean Offer, as well as all other documents required for acceptance and the executed transfer document shall be made immediately available to the tendering shareholders, or to their respective participating brokers at the offices of the Offer Administrator, without generating any right to an indemnification, payment or reimbursement for the shareholders that have accepted the Chilean Offer, nor shall the same imply an obligation or responsibility of Enel, its proxies, agents, advisors, or representatives.

B-2

The ADS Letter of Transmittal, certificates for Shares, ADRs and any other required documents should be sent or delivered by each Share or ADS holder of Enel Américas who wishes to participate in the U.S. Offer or such Share or ADS holder’s broker, dealer, commercial bank, trust company or other nominee, to the U.S. Share Tender Agent or ADS Tender Agent, as applicable by the Expiration Date at one of the addresses set forth below:
The U.S. Share Tender Agent for the U.S. Offer is:
Computershare Trust Company, N.A.
By First Class Mail:	By Registered or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
The ADS Tender Agent for the U.S. Offer is:
Citibank N.A.
By Mail:	By Overnight Delivery:
Citibank, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Citibank, N.A. c/o Voluntary Corporate Actions 150 Royall Street Suite V Canton, MA 02021
Confirmation Telephone Number:
1-877-248-4237
(in case of lost ADRs)
973-461-7021
(in case of ADS cancellations)
Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the ADS Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Share or ADS holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.
The Information Agent for the U.S. Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Telephone Number:
1-866-431-2096
(U.S. Toll-Free)
781-575-2137
(International)
E-mail:
enelamericas@georgeson.com